Exhibit 99.1

FOR IMMEDIATE RELEASE

CHINATEL NAMES NEW BOARD MEMBERS

IRVINE, CA – March 16, 2009 – China Tel Group, Inc. (ChinaTel) (OTCBB:CHTL), a leader in high speed wireless broadband and telecommunications infrastructure engineering and construction services, today announced that as of March 11, 2009, Mr. Robert P. Weygand, Jr., has been appointed to ChinaTel’s Board of Directors, pursuant to an agreement with Olotoa Investments, LLC. Mr. Weygand fills the vacancy left by the resignation of Mr. Matthew Jennings on March 7, 2009.

As of January 22, 2009, Mr. Kenneth L. Waggoner was also elected to serve as a member of the Board of Directors of ChinaTel and appointed to the position of Vice President and General Counsel of ChinaTel, effective January 12, 2009.

Mr. Weygand and Mr. Waggoner will stand for election for a full one-year term at the next annual shareholders meeting. The Board of Directors has a total of five members, including George Alvarez, Mario Alvarez, Colin Tay, Ken Waggoner and Robert Weygand.

Kenneth L. Waggoner
Mr. Waggoner has more than 35 years of legal and management experience.  Prior to becoming a member of ChinaTel Group, Inc.’s senior management team, he was the Executive Director and Chief Legal Counsel of the Trussnet Group, Ltd. companies in Asia and the Vice President and General Counsel of the Trussnet companies in the United States. The Trussnet family of companies is a global leader in architectural and engineering services, telecommunication networks, high-tech facilities, turn-key development projects and business hotels.

Mr. Waggoner was a senior partner with the international law firm of Brobeck, Phleger & Harrison from 1986 to 2002, where he served on the firm's Policy Committee and Executive Committee for many years, and as the Managing Partner of the firm's Los Angeles office.  Previously, he was a partner with the law firm of Lawler, Felix & Hall, where he also served on its Executive Committee and as the Managing Partner of that firm's Orange County, California office.

 In 2002, Mr. Waggoner became ChevronTexaco Corporation’s Vice President and General Counsel of its Global Downstream operations.  In that capacity, he was responsible for the overall provision and management of legal services delivered to ChevronTexaco's downstream businesses.  Those businesses included Global Refining, Marketing, Supply and Trading, Lubricants, Aviation, Shipping and Chevron Energy Solutions.  Mr. Waggoner rejoined his law firm in 2004, after completing a reorganization of ChevronTexaco's Global Downstream Legal Department.

Mr. Waggoner received his J.D. degree with honors in 1973 from Loyola University School of Law in Los Angeles, California.  He received his B.A. degree with honors in 1970 from California State University at Long Beach.

Robert P. Weygand
Mr. Weygand has more than 31 years of executive management, strategic planning and marketing experience. He was most recently CEO of Sanicor International, a consultant firm and distributor for Japan and other Asian manufacturers in the sanitary ware and plumbing industry. With nearly 20 years of previous experience with Hydrabaths/Weberg Group in the sanitary ware markets, Mr. Weygand fine-tuned his expertise in business management and operations, as well as strategic planning and marketing, which led to the development of relationships necessary to bring business to and from overseas.  His efforts led to Hydrabaths/Weberg Group becoming one of the major manufacturers of these specialty products in the world and resulted in multiple joint ventures and distribution networks in more than 65 countries. He also consulted with several Fortune 500 companies in the industry, such as American Standard, Kohler and TOTO, and was key in expanding the industry to the Asian markets.

In the 1990s, Mr. Weygand attained 10 years of experience in residential construction across the Pacific Rim region, as a developer and consultant. He then focused on technology markets where he began working with Velocitel, a wireless network services company. As Vice President of Strategic Planning and Marketing, he originated strategic marketing and operations plans as well as policies and systems for all nationwide and international locations.

Mr. Weygand’s experience with senior management at Velocitel led to his next venture with Trussnet USA, a leader in architectural and engineering services, telecommunication networks, high-tech facilities, turn-key development projects and business hotels. Mr. Weygand brought his extensive international experience to Trussnet and was instrumental in building relationships between Trussnet and businesses in the US and Asia.

Mr. Weygand has a 20-year association with Olotoa Investments. Olotoa looks to him as a valuable resource for providing investment ideas, connections and opportunities domestically and internationally.

About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel is presently building, operating and deploying  networks in Asia and South America:  a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear:  (i) to acquire and operate high speed wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.

Contact Information:
ChinaTel Group Investor Relations
Tel: 877-260-9170
Email: investors@chinatelgroup.com
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